Exhibit 99.01
Diamond Foods Reports Fiscal 2007 Third Quarter Results

•	North American Retail sales increase 64% for quarter; 22% year-to-date
•	Snack sales increase 198% for quarter; 121% year-to-date
•	Updated guidance reflects increased North American Retail sales growth
•	Conference Call Today at 1:30 p.m. Pacific Time
STOCKTON, Calif., June 4, 2007 — Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products, today reported financial results for its fiscal 2007 third quarter.
Net sales grew 43% to $97.0 million for the three months ended April 30, 2007, compared to $67.8 million for the three months ended April 30, 2006. GAAP diluted earnings per share (EPS) were a net loss of $(0.25) compared to a loss of $(0.20) for the prior year’s comparable period. Non-GAAP EPS for the quarter was a net loss of $(0.09).
For the nine months ended April 30, 2007, net sales grew 11% to $410.2 million compared to $370.0 million for the prior year’s comparable period. GAAP EPS was $0.49 compared to $0.25 for the prior year’s comparable period. Non-GAAP EPS was $0.51 compared to $0.36 for the prior year comparable period.
Non-GAAP EPS excludes: a one time charge to cost of sales in the three months ended October 31, 2005 resulting from Diamond’s conversion from a cooperative to a public company; restructuring and certain other costs; and amounts related to the termination of Diamond’s defined benefit plan. Further details are provided below under the heading “About Diamond’s Non-GAAP Financial Measures.”
“Our snack, culinary and international sales all experienced very strong growth,” said Michael J. Mendes, President and CEO. “This growth occurred during the third quarter, which is typically the lowest quarter of our fiscal year for sales and earnings. Snack sales, which nearly tripled, reflected the success of the advertising and promotional activities surrounding the Super Bowl, and the continuing positive reaction by consumers to the Emerald “natural energy” campaign. This validates our strategy to continue to invest behind our snack products in order to build scale and share, and position the brand for future profitability.”
Recent Financial and Corporate Development Highlights
•	Emerald achieved a 4.3% market share of snack nuts in U.S. food stores for the 12-weeks ended April 22, 2007, growing four times faster than the category during the period. Across all channels, snack sales for the quarter increased 198% to $16.7 million, driven by gains in both food and non-food channels;
•	Culinary sales grew 35% during the quarter, experiencing growth in all major channels;
•	International sales grew 53% during the quarter as shipments caught up after weak first-half sales due to the late U.S. walnut harvest.

Fiscal 2007 Outlook
Diamond updated its fiscal 2007 guidance as follows:
•	North American retail sales growth of 18% to 20% for the year, up from the previous outlook of 15%;
•	Snack sales for the year of $80 million;
•	Total sales growth in the range of 6% to 8%, up from the previous outlook of 5% to 8%;
•	Gross margin for the year of approximately 15%;
•	Non-GAAP EPS in the range of $0.50 to $0.55, including the after-tax effects of stock-based compensation of $0.19 to $0.21 per share. This estimate of non-GAAP EPS excludes the effects of the previously announced termination of the defined benefit plan, gain on the sale of a facility and restructuring and other costs.
This outlook reflects an effective tax rate for the year, excluding any discrete items, of approximately 38% of pretax income. The previous effective tax rate was estimated to be approximately 42%.
A reconciliation of GAAP EPS to non-GAAP EPS for fiscal year 2006 and the 2007 outlook is presented below:

	Fiscal 2006	2007 Outlook
	Actual	Low end	High end
	(in thousands, except per share information)
Net sales	$477,205	$505,800	$515,400

GAAP EPS	$0.47	$0.43	$0.48
After tax effects of:
Impact of NRV accounting for inventories	0.10	—	—
Impact of discrete tax items	—	(0.03)	(0.03)
Impact of restructuring and other costs	0.13	0.04	0.04
Impact of tax credits and other tax adjustments	(0.23)	—	—
Impact of gain on sale of facility	—	(0.05)	(0.05)
Impact of pension plan termination	—	0.11	0.11

Non-GAAP EPS	$0.47	$0.50	$0.55

Financial Results
Net sales and other revenues by product line were (in thousands):

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006

Culinary	$40,284	$29,893	$169,662	$153,395
Snack	16,691	5,610	53,314	24,110
Inshell	446	(560)	46,086	43,603

Total North American Retail	57,421	34,943	269,062	221,108
North American Ingredient	14,943	16,461	54,718	61,272
International	23,868	15,585	84,116	84,921
Other	784	809	2,254	2,714

	$97,016	$67,798	$410,150	$370,015

Gross margin as a percentage of net sales was 14.1% and 12.4% for the three months ended April 30, 2007 and 2006, respectively. Gross margin as a percentage of net sales was 15.1% and 14.2% for the nine months ended April 30, 2007 and 2006, respectively. (Data for the nine months ended April 30, 2006 is presented on a non-GAAP basis, as discussed below.)
Selling, general and administrative expense for the three months ended April 30, 2007 was $9.3 million compared to $8.2 million for the comparable prior year period, and includes $1.2 million and $0.9 million of stock based compensation for the three months ended April 30, 2007 and 2006, respectively. Selling, general and administrative expense as a percentage of net sales was 9.6% in the quarter, compared to 12.0% in the same quarter last year. Selling, general and administrative expense for the nine months ended April 30, 2007 was $32.3 million compared to $26.4 million for the comparable prior year period, and includes $3.8 million and $2.8 million of stock based compensation, respectively. Selling, general and administrative expense as a percentage of net sales was 7.9% for the nine months ended April 30, 2007 compared to 7.1% for the same period last year. The increase in selling, general and administrative expense for the three and nine month periods ended April 30, 2007 is primarily related to additional sales and marketing costs and non-cash stock based compensation expense.
Advertising expense for the three months ended April 30, 2007 was $7.3 million compared to $5.4 million for the comparable prior year period. Advertising expense for the nine months ended April 30, 2007 was $15.6 million compared to $16.3 million for the comparable prior year period.
Restructuring and other costs were $0.5 million for the three months ended April 30, 2007 and $(0.3) million for the nine months ended April 30, 2007. These amounts principally related to 1) costs of closing Diamond’s Lemont, Illinois facility and consolidation of operations in the Fishers, Indiana facility, 2) contract termination costs and certain professional fees and 3) a gain on the sale of the Lemont facility.
For the nine months ended April 30, 2007, Diamond recorded a net charge on the curtailment and termination of its defined benefit administrative pension plan of $1.6 million. Upon final plan settlement, which is expected in the fourth quarter, the Company expects to record an additional $1.3 million charge. For the year, the total charge is expected to be approximately $2.9 million and is substantially all non-cash.
Net interest and other expenses for the three and nine months ended April 30, 2007 were $0.5 million and $1.1 million, compared to $(0.1) million and $0.2 million for the prior year’s comparable periods.
As of April 30, 2007, Diamond had approximately $2.1 million in cash and cash equivalents, $5.0 million in short-term bank borrowings, and 15.8 million common shares issued and outstanding.
Conference Call
Diamond will host a conference call and web cast today, June 4, 2007 at 1:30 p.m. Pacific Time to discuss fiscal third quarter 2007 results and recent corporate developments. The dial-in number for the conference call is 877-243-0333 for domestic participants and 706-634-1263 for international participants. The conference ID is 975-3521.
A taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion, and will remain available through June 11, 2007 at midnight Pacific Time, and can be accessed by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers, with the conference ID above. To access the live web cast of the call, visit the Diamond Foods website at http://www.diamondfoods.com/ and select “Investor Relations”. An archived web cast will also be available at http://www.diamondfoods.com/ under “Investor Relations”.

Financial Statements
Diamond’s financial results for the three and nine months ended April 30, 2007 and 2006 were as follows (in thousands, except per share amounts):

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
Net sales	$97,016	$67,798	$410,150	$370,015

Cost of sales	83,310	59,370	348,163	317,436

Cost of sales-NRV amount	—	—	—	2,770

Total cost of sales	83,310	59,370	348,163	320,206

Gross margin	13,706	8,428	61,987	49,809
Operating expenses:
Selling, general and administrative	9,282	8,168	32,327	26,356
Advertising	7,273	5,399	15,627	16,286
Restructuring and other costs, net	532	—	(322)	—

Loss on termination of defined benefit plan	4,679	—	1,640	—

Total operating expenses	21,766	13,567	49,272	42,642

Income (loss) from operations	(8,060)	(5,139)	12,715	7,167

Interest expense, net	498	(61)	1,069	211

Other (income), expense	(10)	116	72	332

Income (loss) before income tax expense (benefit)	(8,548)	(5,194)	11,574	6,624

Income tax expense (benefit)	(4,536)	(2,019)	3,915	2,648

Net income (loss)	$(4,012)	$(3,175)	$7,659	$3,976

Earnings per share:
Basic	$(0.25)	$(0.20)	$0.49	$0.25
Diluted	$(0.25)	$(0.20)	$0.49	$0.25

Shares used to compute earnings per share:
Basic	15,808	15,668	15,773	15,604
Diluted	15,808	15,668	15,773	15,630
Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three and nine months ended April 30, 2007 and 2006. In 2006, such information excludes a one-time charge to cost of sales as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the company’s use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, the amount charged to cost of goods sold was higher as these inventories were sold. Diamond’s non-GAAP financial information for 2007 excludes restructuring and other costs and a net charge on the curtailment and termination of its defined benefit administrative pension plan.

	Non-GAAP Financial Information
	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
		(in thousands)
Net sales	$97,016	$67,798	$410,150	$370,015
Non-GAAP cost of sales	83,310	59,370	348,163	317,436

Non-GAAP gross margin	13,706	8,428	61,987	52,579
Operating expenses:
Selling, general and administrative	9,282	8,168	32,327	26,356

Advertising	7,273	5,399	15,627	16,286

Non-GAAP total operating expenses	16,555	13,567	47,954	42,642

Non-GAAP operating income (loss)	(2,849)	(5,139)	14,033	9,937
Interest expense, net	498	(61)	1,069	211

Other expense	(10)	116	72	332

Non-GAAP income (loss) before income tax expense (benefit)	$(3,337)	$(5,194)	$12,892	$9,394

Reconciliation of GAAP to non-GAAP financial information (in thousands, except per share amounts):

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
GAAP income (loss) before income tax expense (benefit)	$(8,548)	$(5,194)	$11,574	$6,624

Adjustment to remove one-time impact of accounting for certain inventories on NRV basis	—	—	—	2,770

Adjustments to remove restructuring and other costs and loss on termination of defined benefit plan	5,211	—	1,318	—

Non-GAAP income (loss) before income tax expense (benefit)	(3,337)	(5,194)	12,892	9,394

GAAP income tax expense (benefit)	(4,536)	(2,019)	3,915	2,648

Adjustment for tax effects of Non-GAAP adjustments	1,980	—	501	1,108

Adjustment for effects of discrete tax items	639	—	483	—

Non-GAAP income tax expense (benefit)	(1,917)	(2,019)	4,899	3,756

Non-GAAP net income (loss)	$(1,420)	$(3,175)	$7,993	$5,638

Non-GAAP EPS-diluted	$(0.09)	$(0.20)	$0.51	$0.36
Shares used in computing Non-GAAP EPS-diluted	15,808	15,668	15,773	15,630
About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	A one-time charge in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.
•	Restructuring and other costs which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility, a gain on the sale of the Lemont facility, the estimated costs of terminating certain contracts and certain one-time professional service fees. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.
•	Amounts associated with curtailing and terminating its pension plan for administrative employees due to its non-recurring nature.
•	Income tax benefits from tax credits related to years prior to 2006 and discrete tax items since they are non-recurring in nature.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non- GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages, delayed crop harvests, and/or price increases could hurt our profitability.

(3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Our growth depends on penetrating new distribution channels and expanding distribution in existing channels. (6) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (7) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (8) We may not realize expected synergies or cost savings from the acquisition of assets from Harmony Foods Corporation. (9) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (10) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations at 415-445-7430 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.
Contacts:

Investors:	Media:
Bob Philipps	Vicki Zeigler
VP, Treasury & Investor Relations	Public Relations Manager
415.445.7426	209.932.5639
bphilipps@diamondfoods.com	vzeigler@diamondfoods.com
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